                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               Ortel Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     (2)    Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     (4)    Proposed maximum aggregate value of transaction:
                                                            --------------------

     (5)    Total fee paid:
                           -----------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                 -----------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:
                                                       -------------------------

     (3)  Filing Party:
                       ---------------------------------------------------------

     (4)  Date Filed:
                     -----------------------------------------------------------

                               ORTEL CORPORATION
                               -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               September 24, 1999

                          --------------------------

     The 1999 Annual Meeting of the Stockholders of Ortel Corporation (the "Company") will be held at 9:00 a.m., local time, on September 24, 1999, at The Ritz-Carlton, Huntington Hotel located at 1401 South Oak Knoll Avenue, Pasadena, California 91106, for the following purposes:

     1. To elect three directors to serve for a term of three years or until their respective successors have been duly elected and qualified or until they resign, become disqualified, disabled or are otherwise removed;

     2. To ratify the selection of KPMG LLP as the Company's independent public accountants; and

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on July 30, 1999, of the Company's Common Stock will be entitled to notice of, and to vote at, the 1999 Annual Meeting and any adjournment or postponement thereof.


                                         By order of the Board of Directors,

                                         /s/ Nadav Bar-Chaim

                                         Nadav Bar-Chaim
                                         Secretary

Alhambra, California
August 18, 1999

                               Ortel Corporation
                           2015 West Chestnut Street
                           Alhambra, California 91803

                         ANNUAL MEETING OF STOCKHOLDERS
                               September 24, 1999

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

                            SOLICITATION OF PROXIES

     The accompanying proxy is solicited on behalf of the Board of Directors of Ortel Corporation (the "Company") for use at the 1999 Annual Meeting of Stockholders (the "Meeting") to be held at The Ritz-Carlton, Huntington Hotel located at 1401 South Oak Knoll Avenue, Pasadena, California 91106, on September 24, 1999, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof.

     All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR (i) the election of the three nominees listed in the proxy for election to the Board of Directors, and (ii) the ratification of the selection of KPMG LLP as the Company's independent public accountants.

     Each stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the Company's address set forth above, by presenting at the Meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the Meeting and voting in person by the person who executed the proxy (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy).

     This proxy statement is being mailed to the Company's stockholders on or about August 18, 1999. The expense of soliciting proxies will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's Common Stock. Solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or oral communication with stockholders by the Company's regular employees who will not receive additional compensation for the solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the 12,002,296 shares of Common Stock outstanding at the close of business on the record date, July 30, 1999, will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of Common Stock held of record by such stockholder on July 30, 1999.

     In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Common Stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. All other proposals to come before the Meeting require the approval of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the proposal. In such case, abstentions as to a particular proposal will have the same effect as votes against such proposal, and broker non-votes will be treated as not entitled to vote on the proposal and therefore will not be counted as votes for or against such proposal.

                 VOTING SECURITIES AND CERTAIN HOLDERS THEREOF

     The following table sets forth as of July 30, 1999, the amount and percentage of the outstanding shares of the Common Stock which, according to the information supplied to the Company, are beneficially owned by (i) each of the directors of the Company (three of whom, Messrs. Gaulding, Honda and Nussbaum are also nominees for re-election as directors of the Company), (ii) each of the Named Officers (as defined on page 6), (iii) all directors and executive officers of the Company as a group, and (iv) each person or entity who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed has sole voting and sole investment power with respect to the shares which are deemed beneficially owned by such person or entity.



                                                               Outstanding      Aggregate        Percent of
                                                                 Options       Outstanding        Shares of
                                                 Outstanding   Exercisable    Common Stock      Common Stock
                                                   Common        Within       Beneficially      Beneficially
Name of Beneficial Owner:                         Stock(1)       60 Days        Owned(1)          Owned(1)
-------------------------                      --------------  -----------   ---------------   ---------------

Nadav Bar-Chaim(2)...........................       560,437          111,383        671,820         5.5%
John R. Gaulding.............................             0                0              0           *
Roger T. Hay.................................             0                0              0           *
George B. Holmes.............................         7,500            3,883         11,383           *
Tatsutoku Honda(3)...........................             0           28,971         28,971           *
Anthony J. Iorillo...........................         7,000           43,771         50,771           *
Douglas H. Morais............................             0           15,806         15,806           *
Luther J. Nussbaum...........................             0                0              0           *
Stephen R. Rizzone(4)........................             0                0              0           *
Wim H.J. Selders(5)..........................       250,356          269,873        520,193         4.2%
Wayne L. Tyler...............................        12,392           16,971         29,363           *
Israel Ury(6)................................       565,860           73,859        639,719         5.3%
Amnon Yariv(7)...............................       421,775           28,971        450,746         3.7%
Ronald L. Young..............................       102,893           28,971        131,864         1.1%
All directors and executive officers as a
 group (18 persons)..........................     2,017,113          677,279      2,694,392        22.3%
Beneficial Owners-5% or more:
Sumitomo Osaka Cement Co., Ltd(8)............     2,349,964                0      2,349,964        19.6%
  1 Kanda, Mitoshiro-cho
  Chyioda, Tokyo, 101
  Japan
PRIMECAP Management Company(9)...............     1,089,000                0      1,089,000         9.1%
  225 So. Lake Avenue, #400
  Pasadena, CA 91101-3005
BankAmerica Corporation(10)..................       626,650                0        626,650         5.2%
100 North Tryon St.
Charlotte, N.C. 28255

*   Represents ownership of less than 1.0%.

(1) Except for information based on Schedules 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of July 30, 1999, and as to any person, includes shares exercisable with 60 days after July 30, 1999 held by such person as if such shares were outstanding on July 30, 1999.

(2) Includes 7,700 shares owned by Dr. Bar-Chaim's children, which Dr. Bar-Chaim may be deemed to beneficially own.

(3) Excludes 2,349,964 shares beneficially owned by Sumitomo Osaka Cement Co., Ltd. ("Sumitomo"). See footnote (8). Dr. Honda was originally nominated to the Company's Board of Directors by Sumitomo and currently serves as the Director and General Manager of New Business Development at Sumitomo. Dr. Honda has no voting or investment power with respect to Sumitomo's shares.

(4) Excludes 600,000 shares subject to options granted June 18, 1999, since the first installment of these options vests June 18, 2000.

(5) The outstanding shares are held in the Wim and Ella Selders Trust dated February 12, 1992, of which Mr. Selders is a trustee with shared voting and investment power. Excludes 40,000 shares owned by The Selders Foundation, a California nonprofit public benefit corporation. Mr. Selders is the president of The Selders Foundation and shares voting and investment power. Reflects accelerated vesting of options that occurred in connection with Mr. Selders' retirement from the Company.

(6) The outstanding shares are held in a family trust of which Dr. Ury is a trustee with shared voting and investment power.

(7) Includes 13,500 shares held in a family trust of which Dr. Yariv is a trustee with sole voting and investment power.

(8) According to Schedule 13G filed by Sumitomo Osaka Cement Co., Ltd. on April 24, 1995.

(9) According to Schedule 13G filed by PRIMECAP Management Company ("PRIMECAP") on February 11, 1999, PRIMECAP has sole voting and dispositive power as to 379,000 shares, and shared dispositive power as to 710,000 shares.

(10) According to Schedule 13G filed by BankAmerica Corporation ("BankAmerica") and its subsidiaries on January 29, 1999, BankAmerica has shared voting power and dispositive power over all of these shares as a result of BankAmerica being the direct or indirect parent company of the following holders: (i) TradeStreet Investment Associates has sole voting and dispositive power as to 546,600 shares; (ii) NationsBank NA has sole voting and dispositive power as to 74,400 shares; and (iii) Bank of America NT&SA has sole voting and dispositive power as to 5,650 shares.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names, ages and titles of the executive officers of the Company as of July 30, 1999.

Name                                    Age         Position
----                                    ---         --------
Stephen R. Rizzone                       50            President, Chief Executive Officer and Chairman of the Board
George M. Pontiakos                      40            Senior Vice President, Operations
Nadav Bar-Chaim                          53            Senior Vice President, Engineering and Secretary
Sandra A. Caraveo                        57            Vice President, Human Resources
Roger Hay                                50            Vice President, Finance, Chief Financial Officer and Treasurer
George B. Holmes                         36            Vice President, Worldwide Sales
William J. Moore                         51            Vice President, Strategic Business Development
Jeffrey S. Rittichier                    39            Vice President, Marketing
Israel Ury                               43            Chief Technology Officer

     Wim H.J. Selders, the former President and Chief Executive Officer of the Company, retired from his service as an officer and a director of the Company effective July 16, 1999. Stephen K. Workman served as the Vice President, Finance, Chief Financial Officer and Treasurer of the Company until March 5, 1999. Douglas H. Morais served as an executive officer of the Company until June 4, 1999. Lyle Boarts served as the Vice President, Administration of the Company until July 30, 1999. The Company is not aware of any family relationships among any of its directors and executive officers.

     Set forth below are descriptions of the backgrounds of the executive officers of the Company and their principal occupations for the past five years. For a description of the background of Mr. Rizzone and Dr. Bar-Chaim, see "Proposal 1--Election Of Directors."

     Mr. Pontiakos has served as the Company's Senior Vice President, Operations since June 18, 1999. From July 1996 to June 1999, Mr. Pontiakos served as Senior Vice President, Product Development and Operations of NetVantage, a provider of ethernet workgroup switches to the OEM marketplace. Mr. Pontiakos served as Vice President and General Manager of Wavetek, Inc., a test and measurement manufacturer for commercial and military applications, from January 1995 to July 1996, and as LAN Business Unit Director of AscomTimeplex, Inc., a manufacturer of local and wide area network data communication equipment, from February 1988 to January 1995. Prior to 1988, Mr. Pontiakos held various senior management positions with Rowe International, a provider of commercial vending equipment, GMI Electronics, a provider of contract manufacturing services, and ITT Avionics, a provider of electronic warfare to the U.S. government. Mr. Pontiakos holds a B.S. in Business Management from Fairleigh Dickinson University.

     Ms. Caraveo has served as the Company's Vice President, Human Resources since August 2, 1999. Prior to her service with the Company, Ms. Caraveo served as the Western Division Director of Human Resources for Cabletron Systems, a provider of networking and communication solutions from September, 1998 to July 1999. Prior to Cabletron Systems, Ms. Caraveo served as Director, Human Resources for NetVantage, Inc., a subsidiary of Cabletron Systems, from March 1997 to September 1998. Ms. Caraveo also served six years in human resources management with Xircom, Inc., a manufacturer and OEM supplier of connectivity solutions for mobile computing. Ms. Caraveo holds a B.S. in Business Management from the University of Phoenix.

     Mr. Hay has served as the Company's Vice President, Finance, Chief Financial Officer and Treasurer since March 8, 1999. From December 1997 to March 1999, Mr. Hay served as Vice President and Chief Financial Officer of Eltron International, a manufacturer and distributor of bar code label and card printers. Mr. Hay served as Executive Vice President Finance and Chief Financial Officer of Pinnacle Micro, a manufacturer of external disk drives, from June 1996 to August 1997, as Senior Vice President Finance and Chief Financial Officer of Titan Corporations, a provider of information systems, from January 1994 to June 1996, and as Executive Vice President, Finance and Chief Financial Officer of International Rectifier, a provider of semiconductors, from October 1989 until December 1993. Prior to 1993, Mr. Hay held various accounting and financial management positions with computer and peripheral equipment manufacturers. Mr. Hay holds a B.S. in Accounting from the Dundee College of Commerce, Dundee, Scotland and is a Fellow of the Institute of Financial Accountants.

     Mr. Holmes has served as the Company's Vice President, Worldwide Sales since November 1997 and was promoted to an executive officer in June 1998. From July 1997 to November 1997, Mr. Holmes served as the Company's Vice President of Broadband Sales. From November 1996 to June 1997, Mr. Holmes was the Vice President of Worldwide Sales for Aval Communications, a wireless base station company. From August 1994 to November 1996, Mr. Holmes was the Vice President of Worldwide Sales for Level One Communications, a communications and semiconductor company. Prior to 1994, Mr. Holmes held various sales, marketing, operations and finance positions with SymmetriCom, with his last position being Assistant Vice President of Business Development. Mr. Holmes holds a B.A. in Business from the University of Puget Sound and a diploma in International Business from Nijenrode University in The Netherlands.

     Mr. Moore has served as the Company's Vice President, Strategic Business Development since June 1999, and from January 1998 until June 1999, he served as Vice President and General Manager of the Broadband Business Group. From September 1990 to January 1998, Mr. Moore served as the Company's Vice President, Sales. From September 1988 to September 1990, Mr. Moore served as Director of Sales for the Company. Prior to September 1988, Mr. Moore held various sales and marketing positions, with his last position being Corporate Marketing Manager at Hewlett-Packard. Mr. Moore holds B.S.E.E. and M.S. Operations Management degrees from Northrop University.

     Mr. Rittichier joined the Company in April 1999 as the Vice President of Marketing for Broadband Communications, and was promoted to Vice President of Marketing in July 1999. From June 1994 to April 1999, Mr. Rittichier held various management positions, including Director of Marketing and Sales and Director of Manufacturing, for Etec Systems, a manufacturer of semiconductor generators and laser direct imaging systems. From April 1991 to June 1994, Mr. Rittichier held various management positions with Cymbolic Sciences International, a manufacturer of imagining equipment, and from April 1990 to April 1991, Mr. Rittichier was Vice President of Marketing for GTX Corporation, a developer of CAD and document management software. From June 1984 to April 1990, Mr. Rittichier held various management positions with Gerber Systems Corp, a manufacturer of equipment for imaging and machine vision applications. Prior to 1984, Mr. Rittichier was a sales engineer with Hewlett Packard. Mr. Rittichier holds a B.S.M.E. from Ohio State University.

     Dr. Ury has served as the Company's Chief Technology Officer since September 1985. Dr. Ury has also been a member of the Board of Directors of the Company since co-founding the Company in April 1980. From April 1980 to August 1986, Dr. Ury served as the Company's President and Chief Financial Officer. Prior to co-founding the Company, Dr. Ury was a Research Assistant in Applied Physics at the California Institute of Technology. Dr. Ury holds a Ph.D. in Applied Physics from the California Institute of Technology and M.S. and B.S. degrees in Engineering from the University of California, Los Angeles.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended April 30, 1999, 1998, and 1997 of those persons who were either (i) the chief executive officer during the last completed fiscal year,
(ii) one of the other four most highly compensated executive officers of the Company as of the end of the last completed fiscal year whose annual salary and bonuses exceeded $100,000, or (iii) any other executive officer who would have qualified under sections (i) or (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of the Company at the end of the 1999 fiscal year (collectively, the "Named Officers"):

                           Summary Compensation Table



                                                                                         Long-term
                                                        Annual Compensation             Compensation
                                                        -------------------            --------------
Name and                           Fiscal                                              Awards of Stock            All Other
Principal Position                  Year           Salary(1)             Bonus          Options(#)(2)          Compensation(3)
------------------             --------------   ----------------   -----------------  ------------------     ------------------
Wim H.J. Selders,(4)                1999            $271,432          $      0              90,160                $ 14,237
 President and Chief                1998             235,108            25,000              24,793                  14,364
 Executive Officer                  1997             224,494           110,000              20,833                  11,139

George B. Holmes,(5)                1999             275,826                 0              90,884                  30,724
 Vice President,
 Worldwide Sales

Douglas H. Morais,(6)               1999             233,904                 0              50,000                   8,306
 President, Wireless Group          1998             225,000             9,000               6,612                 181,352
                                    1997              64,038                 0             100,000                  11,561

Nadav Bar-Chaim,                    1999             179,745                 0              60,310                   7,971
 Senior Vice President              1998             158,362            12,500              14,876                   7,962
 and Secretary                      1997             152,502            55,000              12,500                   7,874

Israel Ury,                         1999             169,644                 0              50,213                   6,671
 Chief Technology Officer           1998             158,362            10,000              14,876                   6,977
                                    1997             152,502            55,000              12,500                   6,757

--------------------------

(1) Amounts include commission-based compensation.

(2) Includes options granted in connection with the cancellation of existing options with an exercise price in excess of $13.00 for options granted at the fair market value on the date of cancellation, December 14, 1998, of $9.625. See "Board of Directors Report on Repricing."

(3) For fiscal year 1999, represents matching contributions paid by the Company under its 401(k) Plan of $5,476, $4,152, $5,216, $4,806, $4,491 and
    reimbursements of life insurance premiums of $8,761, $1,017, $3,090, $3,165, $2,180 for Messrs. Selders, Holmes and Morais and for Drs. Bar-Chaim and Ury, respectively. For fiscal year 1998, represents matching contributions paid by the Company under its 401(k) plan of $4,820, $1,731, $4,797, and $4,797, and reimbursements of life insurance premiums of $9,544, $3,075, $3,165 and $2,180 for Messrs. Selders and Morais and for Drs. Bar-Chaim and Ury, respectively. For fiscal year 1997, represents matching contributions paid by the Company under its 401(k) plan of $4,798, $0, $4,929, and $4,782, and reimbursements of life insurance premiums of $6,341, $0, $2,945, and $1,975 for Messrs. Selders and Morais and for Drs. Bar-Chaim and Ury, respectively. Includes $25,555 in relocation expenses paid in fiscal 1999 for Mr. Holmes, and $176,546 in relocation expenses paid in fiscal 1998 to Mr. Morais.

(4) Mr. Selders retired from employment with the Company effective July 16, 1999.

(5) Mr. Holmes was promoted to an executive officer in June 1998; compensation reported is for the full fiscal year commencing May 1, 1998.

(6) Mr. Morais became an employee and executive officer in January 1997; compensation reported includes the full fiscal year ended April 30, 1997.

     The following table sets forth certain information with respect to grants of options to purchase shares of Common Stock under the Company's 1994 Equity Participation Plan, as amended (the "1994 Plan") to the Named Officers during fiscal year 1999.

                      Option Grants in Fiscal Year 1999(1)



                                            Percentage of                                     Potential Realizable Value at
                                            Total Options                                     Assumed Annual Rates of Stock
                                              Granted to       Exercise or                          Price Appreciation
                                 Options      Employees            Base                             for Option Term(2)
                                 Granted      in Fiscal         Price per     Expiration    -------------------------------
Name                             (Shares)        Year            Share ($)       Date            5%                10%
----                             -------    -------------    -------------    ----------    ------------       ------------
Wim H.J. Selders                  15,534         0.6%           $12.875        06/05/08         $125,779       $  318,749
                                  74,626         3.1              9.625        12/14/08          451,719        1,144,746

George B. Holmes                  15,534         0.6             12.875        06/05/08          125,779          318,749
                                  50,350         2.1              9.625        12/14/08          304,774          772,357
                                  25,000         1.0               8.00        12/29/08          125,779          318,748

Douglas H. Morais                 50,000         2.1              9.625        12/14/08          302,656          766,989

Nadav Bar-Chaim                   15,534         0.6             12.875        06/05/08          125,779          318,749
                                  44,776         1.9              9.625        12/14/08          271,034          686,854

Israel Ury                         5,437         0.2             12.875        06/05/08           44,023          111,564
                                  44,776         1.9              9.625        12/14/08          271,034          686,854

--------------------

(1) Includes options granted in connection with the cancellation of existing options with an exercise price in excess of $13.00 for options granted at the fair market value on the date of cancellation, December 14, 1998, of $9.625. See "Board of Directors Report on Repricing." All options were granted under the 1994 Plan and, except for the repriced options, become exercisable in four equal annual installments beginning on the first anniversary date of grant. The vesting schedule for the repriced options is delayed one year from the original vesting schedule, provided, however, that no options may be exercise prior to December 14, 1999, except in the case of death, disability or retirement. Under the terms of the 1994 Plan, the Stock Option Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options and to reprice outstanding options. Options are granted for a term of ten years, subject to earlier termination in certain events. The exercise price is equal to the closing price of the Common Stock on The Nasdaq National Market on the date of grant.

(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Proxy Statement other than the columns reflecting assumed rates of appreciation of 5% and 10%.

     The table below sets forth certain information with respect to the exercise of stock options during fiscal 1999 and the unexercised options to purchase shares of Common Stock held by the Named Officers as of April 30, 1999.


   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                       Number of Securities Underlying       Value of Unexercised
                                                          Unexercised Options as of       In-the-Money Options as of
                            Acquired                           April 30, 1999                 April 30, 1999(2)
                          on Exercise      Value      --------------------------------   ----------------------------
                            (Shares)     Realized(1)     Exercisable     Unexercisable    Exercisable   Unexercisable
                          ------------   -----------  ---------------   --------------   ------------   -------------
Wim H.J. Selders               0            0             165,000            90,160         $288,750         $0
George B. Holmes               0            0                   0            90,884                0          0
Douglas H. Morais            12,500      $62,663           14,153            79,959                0          0
Nadav Bar-Chaim                0            0             103,001            64,809          233,750          0
Israel Ury                     0            0              72,500            50,213          137,500          0

-----------------------------------

(1) Market value of underlying securities at exercise date minus the exercise price.

(2) Based on the closing price of Common Stock on the Nasdaq National Market on April 30, 1999 ($6.75) minus the exercise price of the option.

Employment Agreements

     The Company previously entered into an employment agreement dated September 14, 1990 with Wim H.J. Selders which has been superceded by an Agreement dated June 25, 1999. This Agreement was entered into in connection with Mr. Selders retirement from the Company and provides, in material part, for the (i) payment of severance to Mr. Selders in the amount of two years of base salary ($530,025), plus automobile allowance ($28,800) and the value of 401(k) Company matching contributions ($8,000), (ii) the continuation of health and life insurance benefits for two years, (iii) the forgiveness of Mr. Selders' outstanding promissory note to the Company, obtained in connection with option exercises, in the principal amount of $150,000, (iv) the acceleration of vesting and extension of the exercise period to the remainder of the option term for all options granted to Mr. Selders after November 1994, (v) the extension of a five-year, interest-free, secured, recourse loan to Mr. Selders to be used in connection with his exercise of options granted before November 1994, and (vi) reimbursement of taxes incurred by Mr. Selders in connection the exercise of options granted before November 1994 and the cancellation of the promissory note referenced above.

     The Company entered into employment agreements, dated September 14, 1990, with Israel Ury, and Nadav Bar-Chaim, providing for annual salaries that are subject to annual review by the Company's Board of Directors and an annual increase not less than the Consumer Price Index of the Bureau of Labor Statistics, plus provision of an automobile allowance. Subject to certain limitations, each of these employment agreements is automatically extended for an additional year beyond the remaining year on September 1 of each year unless the Company has given notice by March 1 of that year that it does not wish to extend the agreement. Each of these employment agreements also provides that such executive officer may be terminated by the Company for gross misconduct, willful neglect of duties, or disability. The agreements may be terminated with three months notice to the Company by such executive officers, in the event of constructive termination or within six months of a change in control of the Company. In the event that any of such executive officers' employment is constructively terminated or terminated within six months of a change in control of the Company, the officers may elect to be paid their current salary and benefits for two years or to receive a lump sum payment of 85% of such amount. Additionally, such agreements provide for gross-up payments to such executive officers in the event any parachute payment excise taxes under the Internal Revenue Code of 1986, as amended, are levied upon the amounts paid to such officers on termination.

     Each of the Company's key employees, including Mr. Holmes, entered into a letter agreement with the Company upon commencement of employment, providing generally for base salary, relocation expenses, commission compensation (if applicable), stock option awards, fringe benefits, and conflicts of interest and confidentiality agreements. In addition, Dr. Morais has a letter agreement with the Company entitling him to certain incentive payments tied to his services as President of, and the sale of, the Company's Wireless Group.

     The Company has entered into separate severance agreements with its executive officers, including Messrs. Holmes and Morais, which, in each case, provides that in the event the executive officer is terminated within six months of a change in control of the Company, he may elect to be paid his current salary and benefits for two years or to receive a lump sum payment of 85% of such amount. The agreements also provide for gross-up payments to the executive officers in the event any parachute payment excise taxes under the Internal Revenue Code of 1986, as amended, are levied upon the amounts paid to them on termination.


                 COMPENSATION COMMITTEE REPORT ON COMPENSATION

To: Our Stockholders

      The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who have never served as officers of the Company. The Committee provides guidance and overview for all executive compensation and benefit programs, including basic strategies and policies. The Committee evaluates the performance of the executive officers and determines their compensation levels in terms of salary, bonuses, stock options, and other benefits.

Compensation Philosophy

      At the direction of the Board of Directors and pursuant to the charter of the Compensation Committee, the Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company, and are administered to support the long-term interests of the Company and its shareholders. The Committee seeks to align total compensation for senior management with corporate performance. Committee actions related to the compensation of the Chief Executive Officer of the Company are submitted to the full Board of Directors for ratification.

      The Committee has established a number of objectives which serve as guidelines in making all compensation decisions, including:

      . Integrate compensation programs with the Company's strategic directions in order to achieve its long term strategic objectives;

      . Reward annual financial performance through bonus incentives that reflect Company profitability and team and individual performance, reinforcing the Company's unique corporate culture;

      . Encourage consistent long-term enhancement of stockholder value by providing multi-year performance incentives through equity ownership using stock options; and

      . Provide a competitive total compensation program which enables the Company to attract and retain high caliber people, and reward performance.

      Each executive receives an annual performance appraisal based on performance factors and the achievement of specific goals. The key performance factors for executives include:

      .   Contributions to the Company's growth and profitability;

      . Meeting the operating criteria of the executive's primary function, including satisfaction of external and internal customers;

      . Contributions to the corporate culture, including cross-functional teamwork, care, respect, training, empowerment, and actions to continually improve individual and team performance; and

      . Longer-term contributions, including meeting quarterly and annual goals, implementing infrastructure for growth, contributing to the five-year plan, and overall excellence.

      Base Salaries. The Company's basic compensation policy is to pay salaries that are at the mean level of the Company's industry group and size of firm, and to provide variable performance-based incentive compensation through bonuses and stock options. The Committee obtains current industry executive salary surveys each year. The salaries are reviewed annually, and adjusted to reflect industry changes and sustained individual performance.

      Annual Bonuses. The Board of Directors establishes an annual bonus pool as a percentage of pretax profits. The Company then pays supplemental cash bonuses from this bonus pool based on individual performance. Thus, employees have both a team incentive to increase profits and reduce costs which increases the total bonus pool, and an individual incentive to perform at the highest level. The Committee obtains current industry surveys on executive bonuses. No bonuses were paid for fiscal 1999.

      Stock Options. The Company uses stock options to provide long-term incentives for the performance of the Company and key employees. Stock options are not only a tool to optimize the Company's performance, but are also essential to attract and maintain dynamic, talented professionals and managers in a rapidly evolving company without a defined pension plan. Stock options provide the strong incentive to work hard, be creative, and be personally concerned about the Company's sustained success.

      The Company has established basic stock option grade levels for managers and professionals, with target dollar amounts of stock options for each level. The options are vested over a specified period, normally four to five years, and the number of shares and price per share are determined by the closing price on the Nasdaq National Market on the designated date of grant. The Committee oversees the specific grants to individuals.

      Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The Committee intends to design the Company's compensation to conform to Section 162(m) of the Code and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance based." The Company may, however, pay compensation which is not deductible when sound management of the Company so requires.

Compensation of the Chief Executive Officer

      In establishing the fiscal 1999 compensation for the Company's then Chief Executive Officer and President, Wim H.J. Selders, the Committee followed its established compensation philosophy and process described above. The Committee noted the Company's results for fiscal year 1998. They also noted his several initiatives to focus and adapt the Company's strengths to the very dynamic market conditions of fiscal year 1998. These included a continued delay in the ramp-up of domestic spending for the broadband industry, and a sudden downturn in the Asian economies that adversely impacted the Company's international sales. The continued investment in research and development, roll-out of new broadband products, improvements in the international marketing and sales structure, and new strategic partnerships should position the Company for a strong market position in high bandwidth analog and digital communications links for the broadband cable television and telecommunications industries. He focused corporate development on the Company's core strengths as a technological leader in innovative products. The Company performed well compared to its peer group of manufacturers. Based on the foregoing, the Committee increased Mr. Selders' base salary for fiscal year 1999 by 12.1%, bringing his salary approximately to the industry mean found in the executive salary survey.

      To establish the fiscal 2000 compensation for the Company's Chief Executive Officer and President, Mr. Wim H. J. Selders, the Committee followed its established compensation philosophy and process described above. In February 1999, the Company announced that Mr. Selders intended to retire from the Company, and the board of directors began a search for his replacement. As a result, no change was made to Mr. Selder's base salary for fiscal year 2000. On June 18, 1999, the Company hired Stephen R. Rizzone as its Chief Executive Officer, President and Chairman of the Board. Mr. Selders retired effective July 16, 1999.

      There was no bonus pool created in fiscal year 1999 due to the company's financial performance. Accordingly no bonus was paid to Mr. Selders, compared to a $25,000 bonus or 10.6% of his base salary for fiscal 1998. The Company contributed $5,476 to Mr. Selders' 401(k) account, or 2% of his salary.

      In connection with his employment, Mr. Rizzone received a non-qualified stock option to purchase 600,000 shares of the Company's common stock, with an exercise price per share equal to $9.4375. These options were not granted under the Company's 1994 Equity Participation Plan, but under a separate agreement with Mr. Rizzone. As a result, these options do not qualify for the "performance based" exception to Internal Revenue Code Section 162 (m) limitations on deductions, and the Company may thus be limited in the deduction it can take upon the exercise of these options. Mr. Rizzone's salary was set at $300,000 per year plus a guaranteed bonus for 1999 of $150,000, with an opportunity to earn up to an additional $35,000.

Date:  June 30, 1999                        Compensation Committee:

                                            Anthony J. Iorillo
                                            Wayne L. Tyler
                                            Ronald L. Young


                     BOARD OF DIRECTORS REPORT ON REPRICING

To: Our Stockholders

      On December 14, 1998, this Board of Directors determined that in order to incentivize the Company's employees, including the Company's senior management who were charged with developing and implementing a revitalized strategic vision for the Company, that it would be in the best interests of the Company and its stockholders to reprice approximately 1,332,000 options then outstanding with an exercise price in excess of $13.00 per share. The repricing was accomplished through the exchange of old options for new options granted at the fair market value of the Company's stock on the date of grant, December 14, 1998, of $9.625. In making its determination, the Board considered that many of the Company's employees were the subject of frequent job offers from competitors and that employee moral was low, making it increasingly difficult to retain the Company's talented employees. The vesting schedule for the repriced options is delayed one year from the original vesting schedule, provided, however, that no options may be exercised prior to December 14, 1999, except in the case of death, disability or retirement.

      The following table sets forth certain information with respect to repricing of options held by any executive officer of the Company during the last ten fiscal years, excluding, however, any repricings that may have been effected prior to the Company becoming a reporting company under the Securities Exchange Act of 1934, as amended.

                         Ten Year Option/SAR Repricings



                                     Number of        Market                                                 Length of
                                    Securities        Price of                                            Original Option
                                    Underlying        Stock at     Exercise Price                         Term Remaining
                                      Options         Time of        at Time of         New Exercise         at Date of
Name(1)                   Date       Repriced        Repricing       Repricing             Price            Repricing(2)
-------                 --------   -------------   -------------   --------------    -----------------   ------------------
Wim H.J. Selders        12/14/98      29,000          $9.625          $17.25               $9.625                 78
                        12/14/98      20,833           9.625           24.00                9.625                 90
                        12/14/98      24,793           9.625           15.13                9.625                102

George B. Holmes        12/14/98      50,350           9.625           17.88                9.625                114

Douglas H. Morais       12/14/98      50,000           9.625           22.25                9.625                 97

Nadav Bar-Chaim         12/14/98      17,400           9.625           17.25                9.625                 78
                        12/14/98      12,500           9.625           24.00                9.625                 90
                        12/14/98      14,876           9.625           15.13                9.625                102

Israel Ury              12/14/98      17,400           9.625           17.25                9.625                 78
                        12/14/98      12,500           9.625           24.00                9.625                 90
                        12/14/98      14,876           9.625           15.13                9.625                102

Lyle Boarts             12/14/98       2,857           9.625           14.00                9.625                 82

William J. Moore        12/14/98      13,700           9.625           17.25                9.625                 78
                        12/14/98       9,875           9.625           24.00                9.625                 90
                        12/14/98      11,752           9.625           15.13                9.625                102

Stephen Workman         12/14/98      17,400           9.625           17.25                9.625                 78
                        12/14/98      12,500           9.625           24.00                9.625                 90
                        12/14/98      14,876           9.625           15.13                9.625                102

---------------------------------

(1) Excludes Messrs. Rizzone, Pontiakos, Hay and Rittichier and Ms. Caraveo, who were not employed with the Company on December 14, 1998.

(2)   Expressed in number of months.

Date:  December 14, 1998               Board of Directors:

                                       Nadav Bar-Chaim         Wim H.J. Selders
                                       Tatsutoku Honda         Wayne L. Tyler
                                       Anthony J. Iorillo      Israel Ury
                                       Hal M. Krisbergh        Amnon Yariv
                                                               Ronald L. Young

     The above reports of the Compensation Committee and the Board of Directors will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee, which is responsible for the compensation policies of the Company with respect to its executive officers was comprised during the fiscal year ended April 30, 1999 of Mr. Iorillo and Drs. Tyler, and Young, none of whom is an employee of the Company. Effective as of July 1, 1999, the Compensation Committee was comprised of Dr. Tyler and Messrs. Gaulding and Nussbaum, none of whom is an employee of the Company.

                              PERFORMANCE GRAPH(1)

     The following line graph compares the quarterly cumulative total stockholder return on the Common Stock against the Nasdaq Broad Market Index and the Radio and Television Communications Equipment Industry Index for the period from October 20, 1994 (the date of the Company's initial public offering) to April 30, 1999.

                       [PERFORMANCE GRAPH APPEARS HERE]


COMPANY/INDEX/MARKET                       10/21/94   4/28/95   4/30/96   4/30/97   4/30/98   4/30/99

Ortel Corp                                   100.00     58.16     63.27     53.06     55.36     27.55

Radio, TV Communication Equip                100.00     99.54    111.85     97.51    109.25    153.23

NASDAQ Market Index                          100.00    102.95    143.70    153.17    227.51    300.44

---------------------------

(1) Assumes $100 invested on October 20, 1994 and reinvestment of all dividends. Also assumes the Company's initial public offering price was the closing price on the day immediately prior to the Company's initial public offering.

                              CERTAIN TRANSACTIONS

     During the fiscal year ended April 30, 1999, the maximum outstanding loan balances of Messrs. Selders, Moore and Workman, executive officers of the Company, were $150,000, $416,000 and $582,835, respectively. These loans were extended by the Company in connection with each officer's exercise of stock options and the payment of alternative minimum taxes thereon. During the 1999 fiscal year, the Board extended the maturity date of all outstanding loans issued in connection with option exercise. Mr. Moore's loans have varying maturity dates no later than February 1, 2005, and Mr. Workman's loans mature on September 5, 2000. Interest is payable annually by Messrs. Moore and Workman at rates ranging from 4.71% to 7.34% according to IRS guidelines for such loans at the time they were extended. The outstanding balances of Messrs. Moore's and Workman's loans as of July 30, 1999 were $416,000 and 497,802, respectively. All loans are full recourse and are secured by the underlying shares of Common Stock resulting from such exercise. In connection with the retirement of Mr. Selders, effective as of July 16, 1999, the Company cancelled Mr. Selders' $150,000 indebtedness and agreed to lend an additional amount to him, prior to August 25 1999, to enable Mr. Selders to exercise his outstanding options granted before November 1994. This loan will have a five-year maturity, will be interest-free, full recourse and secured by the shares of Company stock obtained by Mr. Selders in connection with such exercise.

     The Company is currently paying Dr. Yariv, a member of the Company's Board of Directors, approximately $100,000 per year for certain consulting services on an "at will" basis.


Sumitomo Common Stock Purchase Agreement and Related Agreements

     Pursuant to certain agreements entered into in connection with the purchase of 2,349,964 shares of Common Stock by Sumitomo in March 1990, and as amended in July 1995, the Company granted to Sumitomo certain rights including (i) the exclusive right to distribute Ortel standard products in Japan, subject to meeting certain required targets, and (ii) if the Company chooses to engage a manufacturing partner, the right of first refusal to participate in the establishment of any manufacturing facility in Japan, Taiwan, Singapore, Korea, Hong Kong, Australia, Indonesia, Thailand, Vietnam, Cambodia, China, India, the Philippines or New Zealand and to be the majority joint venture partner in any manufacturing facility in Japan. In addition, the Company agreed to treat Sumitomo as a prime supplier, but not a sole supplier, if Sumitomo is competitive with other Ortel vendors regarding price, performance and other factors. The Company also agreed to reasonably consider joint development projects with and paid for by Sumitomo, and support, to the extent that the Company's resources are sufficient and capable of doing so, the sale of Sumitomo products in the United States and Canada. These rights terminate if Sumitomo holds less than 10% of the outstanding equity of the Company excluding certain issuances of shares in which Sumitomo is not offered the right to participate or sells any of its Common Stock of the Company to a competitor of the Company. In addition, Sumitomo's rights terminate three years after a merger of the Company or other such change of control. Dr. Honda, a director of the Company, is an executive officer of Sumitomo.

     In connection with Sumitomo's investment in the Company, Sumitomo and Wim H.J. Selders, Amnon Yariv, Nadav Bar-Chaim, and Israel Ury, all of whom were directors or executive officers of the Company at the time of the investment, have agreed not to acquire additional shares of the Company's equity securities such that any such stockholder would be able to elect a majority of the Board or would hold more than 40% of the outstanding equity of the Company unless such stockholder offered to purchase all of the outstanding equity securities of the Company at either a price approved or accepted by the holders of at least two-thirds of the outstanding equity of the Company or a price equal to, or in excess of, the fair market value of such securities, provided that such price was at least equal to, or greater than, the greater of $6.00 per share or three times the book value of such securities. The agreement terminates upon agreement of Sumitomo and the stockholders party to such agreement.

                        COMPLIANCE WITH SECURITIES LAWS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market, and to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by the Company with respect to fiscal 1999, or written representations from certain reporting persons, the Company believes that its Insiders have complied with all Section 16(a) filing requirements.


                                   Proposal 1

                             ELECTION OF DIRECTORS

General

     The Company's Bylaws provide that the Board of Directors will consist of a minimum of seven and maximum of eleven directors, divided into three classes. One class is elected each year for a three-year term, expiring at the annual meeting. The foregoing notwithstanding, directors serve until their successors have been duly elected and qualified, unless they resign, become disqualified, disabled, or are otherwise removed.

     On September 25, 1998, at the end of his term, Raymond H. Kaufman retired from service as a member of the Board of Directors. On March 15, 1999, Hal Krisbergh resigned from service as a member of the Board of Directors due to his management responsibilities at WorldGate Communications, Inc. John R. Gaulding and Luther J. Nussbaum were appointed to serve on the Board of Directors on March 5, 1999 and March 15, 1999, respectively. On September 25, 1999, at the end of their terms, Dr. Israel Ury and Dr. Ronald Young will retire from their dedicated service as members of the Board of Directors for over 18 years. We would like to take this opportunity to thank Dr. Ury, Dr. Young and Mr. Krisbergh for serving on the Board. Dr. Ury will remain with the Company as Chief Technology Officer. In connection with his retirement from service as the Chief Executive Officer and President of the Company, Wim H.J. Selders retired from service as a member of the Board of Directors on July 16, 1999. And, on June 18, 1999, in connection with his employment as Chief Executive Officer and President of the Company, Stephen R. Rizzone was appointed a Director and Chairman of the Board of Directors.

     Effective as of the Meeting date, the Board of Directors has fixed the authorized number of directors at eight. The Nominating Committee of the Board of Directors has nominated Tatsutoku Honda, John R. Gaulding and Luther J. Nussbaum for re-election to the Board of Directors at this Meeting to serve until the 2002 Annual Meeting of Stockholders. The remaining classes of the Board are composed of Amnon Yariv and Stephen R. Rizzone in Class I (with a term expiring in 2001), and Nadav Bar-Chaim, Wayne L. Tyler and Anthony J. Iorillo in Class III (with a term expiring in 2000).

     Each of the Company's three nominees for election to the Board of Directors is currently serving as a director of the Company; Dr. Honda was elected to his present term of office by the stockholders of the Company, and Messrs. Gaulding and Nussbaum were appointed to the Board in March 1999. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the two nominees named herein as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

     Set forth below are the names and descriptions of the backgrounds of the directors of the Company (including the nominees) and their principal occupations

                    Nominees for Re-Election at the Meeting
                           Term Continuing until 2002

     Name                                       Age               Position
     ----                                       ---               --------
     John R. Gaulding                            54               Director
     Tatsutoku Honda                             59               Director
     Luther J. Nussbaum                          52               Director

     Mr. Gaulding has served as a member of the Board of Directors of the Company since March 1999. In 1996, Mr. Gaulding formed Gaulding & Co., a private investment and consulting firm for information services and new media companies, and serves as its President and Chief Executive Officer. From 1990 to 1996, Mr. Gaulding served as President and Chief Executive Officer of ADP Claims Solutions Group, a provider of auto and medical claims adjudication services; from 1986 to 1990, Mr. Gaulding served as President and Chief Executive Officer of Pacific Bell Directory, Inc., a subsidiary of Pacific Bell, Inc.; from 1984 to 1986 Mr. Gaulding served as Corporate Vice President, Strategy and Development of Pacific Telesis Corporation, a telecommunications company; and from 1976 to 1984 Mr. Gaulding was a senior partner in Theodore Barry & Associates and The MAC Group, providing strategy and operations consulting services to various industries. Mr. Gaulding has a B.S. in Engineering from the University of California, Los Angeles and a M.B.A. (with honors ) from University of Southern California. Mr. Gaulding also serves as a director of TMP Worldwide, Inc., a marketing services, communications and executive search company.

     Dr. Honda has served as a member of the Board of Directors of the Company since September 1990. Since June 1990, Dr. Honda has served as the Director and General Manager of New Business Development at Sumitomo Osaka Cement Co., Ltd., a Japanese manufacturer of cement and related products. From October 1987 to June 1990, Dr. Honda served as General Manager of the Optoelectronics Development Department at Sumitomo Cement Co., Ltd. From February 1984 to January 1987, Dr. Honda served as General Manager of the Development Department of OITDA. Dr. Honda holds B.E. and Ph.D. degrees in Electrical Engineering from Nihon University, Tokyo.

     Mr. Nussbaum has served as a member of the Board of Directors of the Company since March 1999. Since October 1998, Mr. Nussbaum has served as the Chief Executive Officer and President of First Consulting Group, a provider of information technology consulting to the healthcare and pharmaceutical industries. From 1995 to October 1998, Mr. Nussbaum served as Executive Vice President of First Consulting Group. From 1993 to 1995, Mr. Nussbaum was the principle of Nussbaum & Associates, private investor and consultant, and from 1989 to 1992, Mr. Nussbaum served as President, Chief Executive Officer, and Chairman of the Board of Evernet Systems, Inc., a network systems integration company. From 1986 to 1989, Mr. Nussbaum served as President, Chief Operating Officer and Director of Ashton-Tate Corporation, a personal computer software company. Prior to 1986, Mr. Nussbaum held the positions of Vice President for Businessland, Inc. and for Cummins Engine Company, a diesel engine company. Mr. Nussbaum also taught at the Memphis University School from 1968 to 1970. Mr. Nussbaum has a B. A. in Economics from Rhodes College and a M.B.A. from Stanford University. Mr. Nussbaum is also a director of First Consulting Group, a technology consulting firm.

                    Directors Continuing to Serve until 2001

Name                               Age                  Position
---                                ---                  --------
Steve Rizzone                      50                   Chairman of the Board, President and Chief Executive Officer
Amnon Yariv                        69                   Director

     Mr. Rizzone has served as the Company's Chairman of the Board, President and Chief Executive Officer since June 18, 1999. From September 1998 to June 1999, Mr. Rizzone was an Entrepreneur in Residence at Crosspoint Venture Partners, a venture capital firm. Mr. Rizzone served as the President, Chief Executive Officer and Chairman of the Board of NetVantage, Inc., a provider of ethernet workgroup switches to the OEM marketplace, from November 1995 to September 1998, and as Senior Vice President, Worldwide Field Operations for Retix, Inc., a provider of multi-protocol routers, ethernet switches and fiber transport products, from February 1995 to November 1995. From April 1990 to February 1995, Mr. Rizzone was Senior Vice President of MAKE Systems, Inc., a software developer of computer aided network design and simulation tools for the LAN/WAN communications industry. From April 1988 to April 1990, Mr. Rizzone was a Corporate Vice President and Division General Manager for 3Com Corporation, a manufacturer of Local Area Networking Systems, personal computer workgroups and enterprice networking products. Prior to April 1988, Mr. Rizzone was Vice President of Sales for Bridge Communicators, a local area networking company, and Timeplex, Inc., a wide-area networking company, and the Western Division General Manager for Ricoh of America, a manufacturer of facsimile systems and office copiers. Mr. Rizzone holds a B.A. in Public Administration from California State University at Fullerton.

     Dr. Yariv has served as a member of the Board of Directors of the Company since co-founding the Company in April 1980 and from April 1980 until June 1999, he served as Chairman of the Board. In 1964, Dr. Yariv joined the California Institute of Technology, and currently holds the position of the Martin and Eileen Summerfield Professor of Applied Physics and Professor of Electrical Engineering. He formerly held the position of the Thomas G. Myers Professor of Electrical Engineering and Applied Physics at the California Institute of Technology. Dr. Yariv is one of the founders of the field of optoelectronics and is a member of the National Academy of Engineering as well as the National Academy of Sciences. He holds B.S., M.S., and Ph.D. degrees in Electrical Engineering from the University of California, Berkeley.

                    Directors Continuing to Serve until 2000

  Name                                      Age                     Position
  ----                                      ---                     --------
  Nadav Bar-Chaim                            53                     Director, Senior Vice President, Engineering and
                                                                    Secretary
  Anthony J. Iorillo                         61                     Director
  Wayne L. Tyler                             62                     Director

     Dr. Bar-Chaim, a member of the Board of Directors of the Company since co-founding the Company in April 1980, has served as the Company's Senior Vice President, Operations and Secretary from June 1998 to June 1999 and Senior Vice President, Engineering and Secretary since June 1999. Prior to June 1, 1998, Dr. Bar-Chaim served as the Company's Vice President, Device Structures and Materials, and Corporate Secretary since July 1980. Prior to co-founding the Company, Dr. Bar-Chaim was a Research Fellow in Applied Physics at the California Institute of Technology and an Electronics Instructor and Teaching Assistant in Physics at Tel-Aviv University. Dr. Bar-Chaim holds a Ph.D. in Electrical Engineering and an M.S. degree in Physics (solid state) from Tel-Aviv University, and a B.S. in Mathematics and Physics from the Hebrew University of Jerusalem.

     Mr. Iorillo has served as a member of the Board of Directors of the Company since April 1993. From July 1991 to May 1994, Mr. Iorillo served as a Senior Vice President and President of the Telecommunications and Space Sector of Hughes Aircraft Company. From 1986 to July 1991, Mr. Iorillo served as a Vice President of Hughes. Mr. Iorillo joined Hughes in 1959 as a Hughes Masters Fellow. He has also served as Chairman of the Board of Directors of American Mobile Satellite Corporation, a satellite communications company, from April 1994 to August 1996. Mr. Iorillo was Director of Electromagnetic Sciences Corporation from 1995 to 1998. Mr. Iorillo holds a B.S. degree in Mechanical Engineering and an M.S. in Aeronautics from the California Institute of Technology.

     Dr. Tyler has served as a member of the Board of Directors of the Company since October 1989. Dr. Tyler is co-owner of MESA Company, a consulting firm in technology programs, and has served as senior engineer of MESA Company since 1985. From June 1981 to October 1984, Dr. Tyler served as Colonel and Chief Executive of Advanced Technology Programs at the U.S. Air Force Weapons Laboratory. Dr. Tyler served in many senior and staff positions in Air Force units at several United States, European, and Far Eastern locations from 1958 to 1984. Dr. Tyler holds M.S. and Ph.D. degrees in Industrial Engineering from Stanford University, and a B.S. degree in Chemical Engineering from the University of Wisconsin.

     The Company is not aware of any family relationships among any of the foregoing directors and its executive officers. The Certificate of Incorporation and Bylaws of the Company contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

Board Meetings and Committees

     The Board of Directors held six meetings (including one special telephonic meeting) and took action by written consent three times during the fiscal year ended April 30, 1999. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during fiscal 1999 and the total number of meetings held during fiscal 1999 by all committees of the Board of Directors on which that director served.

     The Company has standing Audit, Compensation and Nominating Committees. During fiscal 1999, Drs. Tyler and Kaufman comprised the Audit Committee until Dr. Kaufman's retirement in September 1998, at which point Dr. Young was appointed to replace Dr. Kaufman. On June 4, 1999, Dr. Young resigned and Mr. Nussbaum was appointed as his replacement on the Audit Committee. Thus the Audit Committee is currently comprised of Dr. Tyler and Mr. Nussbaum. The Audit Committee met four times during the fiscal year ended April 30, 1999. The Audit Committee's responsibilities include recommending the selection of the Company's independent public accountants to the Board of Directors, reviewing the plans and results of the audit engagement with the independent public accountants and management, approving professional services provided by the independent public accountants, reviewing the adequacy of the Company's internal accounting controls, reviewing the independence of the independent public accountants, and considering the range of audit and non-audit fees charged by the independent public accountants. During fiscal 1999, Mr. Iorillo and Drs. Tyler and Young comprised the Compensation Committee. The Compensation Committee met twice during fiscal 1999. The Compensation Committee's responsibilities include reviewing and approving the compensation of the Company's directors, officers, and employees, and administering the Company's stock option plans. Effective as of July 1, 1999, the Compensation Committee was recomprised of Dr. Tyler and Messrs. Gaulding and Nussbaum. During fiscal 1999, the Nominating Committee was comprised of Messrs. Selders and Iorillo and Dr. Yariv, and met three times during that period. The Nominating Committee's responsibilities include nominating and screening candidates for the Board of Directors, training and orienting members of the Board of Directors, evaluating the performance of the Board of Directors, and overseeing general coordination of the Board of Directors' agenda and meeting schedules and committee membership. In connection with his retirement, Mr. Selder's retired from service on the Nominating Committee on July 16, 1999.

Director Compensation

     Each non-employee director of the Company, except Dr. Yariv, is entitled to receive compensation of $500 for each Board of Directors meeting attended. Messrs. Gaulding, Iorillo and Nussbaum and Dr. Tyler are each entitled to receive on an annual basis $13,000 for serving on the Company's Board of Directors. Each member of the Audit and Compensation Committees is entitled to receive $500 for each committee meeting attended on a day the Board of Directors is not otherwise meeting. Each director is reimbursed for certain expenses incurred in connection with attendance at Board of Directors and committee meetings. Pursuant to the terms of the Company's 1994 Plan, each non-employee director receives an annual grant of non-qualified stock options to purchase a number shares of the Company's Common Stock equal to the quotient of $40,000 divided by the closing price of the Company's Common Stock on the date of the annual meeting. Mr. Iorillo and Drs. Yariv, Honda and Tyler are eligible to receive grants under the 1994 Plan at this Meeting. Pursuant to the terms of the 1994 Plan, Messrs. Gaulding and Nussbaum received grants in March 1999 in connection with their respective appointments to the Board, and thus are not eligible to receive additional grants until the 2000 Annual Meeting of Stockholders.

     The Company is currently paying Dr. Yariv approximately $100,000 per year for certain consulting services on an "at will" basis.

     In addition, Dr. Bar-Chaim, who is also an employee of the Company, is a party to an employment agreement with the Company. See "Executive Compensation--Employment Agreements."

                                   Proposal 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG LLP, the Company's independent public accountants for the fiscal year ended April 30, 1999, was selected by the Board of Directors, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending April 30, 2000, subject to ratification by the stockholders by an affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the Meeting. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates, except in the firm's capacity as the Company's independent public accountants.

     Representatives of KPMG LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The Company expects to hold the 2000 Annual Meeting of Stockholders on September 22, 2000. Stockholder proposals to be included in the proxy statement for the 2000 Annual Meeting of Stockholders must be received by the Company's Secretary not later than April 20, 2000.

     Also, the Company's Certificate of Incorporation provides that for a stockholder proposal (including nomination of a person for election to the Board of Directors) to be acted upon at an annual meeting of stockholders, the stockholder must provide written notice to the Company no later than 60 days prior to the scheduled annual meeting. This notice must contain information required by the Certificate of Incorporation. Copes of the Certificate of Incorporation may be obtained from the Company's Secretary.

     These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matters which may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.


                                         By Order of the Board of Directors,

                                         /s/ Nadav Bar-Chaim

                                         Nadav Bar-Chaim
                                         Secretary

Dated:  August 18, 1999

                               ORTEL CORPORATION
          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
        ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 24, 1999

  The undersigned hereby appoints Nadav Bar-Chaim as proxy, with the power to appoint his substitute, and hereby authorizes him to act and vote at the annual meeting of stockholders of Ortel Corporation ("Ortel") to be held on September 24, 1999, and at any adjournments or postponements thereof, as indicated upon all matters referred to on this proxy card and described in the Proxy Statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

  Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ALL NOMINEES AND FOR ITEM 2.

   COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE.

                 (Continued and to be signed on reverse side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                               ORTEL CORPORATION

                              September 24, 1999




                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.

                              WITHHOLD
                 FOR ALL      AUTHORITY
                 NOMINEES   FOR ALL NOMINEES                                                                FOR    AGAINST  ABSTAIN
1. Elect           [ ]          [  ]         Nominees:               2.  Approval of the selection of KPMG  [ ]      [ ]      [ ]
   members of                                    John R. Gaulding        LLP as Ortel's independent public
   the Ortel                                     Tatsutoku Honda         accountants.
   Board of Directors                            Luther J. Nussbaum

(Instruction: To WITHHOLD AUTHORITY to vote for any individual nominees, draw a line through (or otherwise strike out the nominees name in the list at right.)






Signature(s)                                           Date:
            ------------------------------------------      ---------------
NOTE: Please sign as name(s) appears on this proxy card, and date this proxy card. if a joint account, each joint owner must sign. If signing for a corporation or a partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.